Exhibit 21

SUBSIDIARY LIST

Doing Business As	State of Incorporation
Carpenter Investments, Inc.	Delaware
Dynamet Incorporated	Delaware
LSM Holding LLC	Delaware
Latrobe Specialty Metals Company, LLC	Delaware